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                                                                  EXHIBIT 11.1

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                            HARCOURT GENERAL, INC.


Computation of average number of shares outstanding used in determining primary and fully diluted earnings per share:

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(In thousands)                                                 For the three months
                                                                ended January 31,
                                                                 1994          1993

PRIMARY

1.  Weighted average number of common
    shares outstanding                                           77,603        76,327

2.  Assumed conversion of Series A
    Cumulative Convertible Stock                                  1,861         2,873

3.  Assumed exercise of certain stock
    options based on average
    market value                                                    391           362

4.  Weighted average number of shares
    used in primary per share
    computations                                                 79,855        79,562

FULLY DILUTED (A)

1.  Weighted average number of common
    shares outstanding                                           77,603        76,327

2.  Assumed conversion of Series A
    Cumulative Convertible Stock                                  1,861         2,873

3.  Assumed exercise of all dilutive
    options based on higher of
    average or closing market value                                 398           417

4.  Weighted average number of shares
    used in fully diluted per share
    computations                                                 79,862        79,617


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(A)  This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.